Room 4561

      September 6, 2005

Mr. Joseph P. Mullaney
President and Chief Operating Officer
SofTech, Inc.
2 Highwood Drive
Tewksbury, MA 01876

      Re:	SofTech, Inc.
   Form 10-KSB for the fiscal year ended May 31, 2004
   Forms 10-QSB for the fiscal quarters ended August 31, 2004, November 30, 2004 and February 28, 2005
   Forms 8-K filed August 31, 2004, October 15, 2004, and January
6,
	2005 and April 12, 2005
   File No. 000-10665


Dear Mr. Mullaney:

We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


							Sincerely,



							Kathleen Collins
							Accounting Branch Chief


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Mr. Barry Steinberg
Manchester Technologies, Inc.
June 7, 2005
Page 1